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                                                                    EXHIBIT 99.1


                      [WILLIAMS COMMUNICATIONS LETTERHEAD]

Date:             May 31, 2001


            WILLIAMS COMMUNICATIONS CLOSES DEAL TO SELL CANADIAN UNIT
              Company Sells Remaining Enterprise Services Asset to
                   Strengthen Focus On Core Broadband Business

         Tulsa, Okla. - Williams Communications (NYSE:WCG) today announced it has successfully concluded its agreement to sell Williams Communications Canada Inc. (WCCI) to British Columbia-based TELUS Corporation.

         In March, Williams Communications announced a contract to sell its Canadian enterprise services business unit to TELUS to strengthen its focus on the rapidly growing broadband market. WCCI was the Canadian operation of Houston-based Williams Communications Solutions, an enterprise communications services provider recently sold to Platinum Equity and renamed Nextira.

         Terms of the transaction were not disclosed. However, Williams Communications expects to realize approximately $400 million in cash over time from the sale of its entire Solutions business, excluding disposition costs. U.S. and Mexico portions of the sale were completed in the first quarter of this year.

ABOUT WILLIAMS COMMUNICATIONS GROUP, INC. (NYSE:WCG)

         Based in Tulsa, Okla., Williams Communications Group, Inc., is the leading broadband network services provider focused on the needs of bandwidth-centric customers. Williams Communications operates the largest, most efficient, next-generation network in North America, spanning more than 33,000 lit and 40,000 planned route miles. Connecting 125 U.S. cities and reaching five continents, Williams Communications provides customers with unparalleled local-to-global connectivity. By leveraging its infrastructure, best-in-breed technology, connectivity and network and broadband media expertise, Williams Communications supports the bandwidth





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demands of leading communications companies around the globe. For more information, visit http://www.williamscommunications.com

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